Exhibit 99.2

Internal Memorandum

Date: June 11, 2009

To:	Delta Colleagues Worldwide
From:	Richard Anderson and Ed Bastian
Subject:	Global Recession and Rising Oil Prices Forcing Additional Changes To Our Business

We are all seeing negative impacts from the global recession and rising oil prices not only in the news, but also in our communities and personal finances.  Clearly, the airline industry is not immune.  Industry passenger revenues have declined nearly 20 percent in the first four months of the year compared to the same period in 2008.  That trend is expected to continue in the near term.  On top of this, cost pressures from rising jet fuel prices – up more than 20 percent since the start of the year – coupled with softer travel demand due to the spread of the H1N1 virus, have created a difficult business environment.

These forces that are affecting the industry are creating significant headwinds for Delta.  Declining revenues will overtake the more than $6 billion in total benefits we expected this year from lower year-over-year fuel prices, merger synergies and capacity reductions.

This morning, at an investor conference in New York, we will announce additional steps to align our capacity with market demand, preserve liquidity and ensure Delta’s long-term success.  This plan includes reducing our system capacity by 10 percent compared to 2008. Capacity reductions will begin in September.  In this environment, our merger makes more sense than ever and we will continue to accelerate our integration, as it gives us a competitive advantage and strengthens our financial foundation.  We also will maintain tight controls on our costs and capital spending.

Customer demand for international travel has fallen significantly.  Accordingly, we plan to reduce our international capacity by an additional 5 percent from what we announced in March, for a 15 percent total reduction in international capacity.  This fall’s capacity reductions will target routes that have experienced losses in the current economic climate and with higher fuel prices, including:

•	Suspending nonstop service from Atlanta to Seoul and Shanghai and instead routing customers for these flights over Detroit or Tokyo, or on nonstop SkyTeam partner flights.

•
Suspending nonstop flights from Cincinnati to Frankfurt and London-Gatwick. Cincinnati customers will still be able to reach these and many other international destinations via our other European gateways.

•	Suspending nonstop service between New York-JFK and Edinburgh.

•
Reducing weekly frequencies connecting Atlanta and Detroit to Mexico City and postponing some previously planned seasonal service between non-hub cities and Mexican beach destinations due to the impact of the H1N1 virus on customers’ travel plans.

In keeping with our long-term business plan, we continue to grow the global footprint that is a cornerstone of our successful strategy.  While we must reduce capacity this year, our international capacity this fall will still be more than 20 percent larger than it was before our global expansion began in 2005, and we are adding more than 20 new markets to our international network in 2009, including:
•	Los Angeles-Sydney
•	Salt Lake City-Tokyo
•	Detroit-Shanghai
•	New York-Prague
•	Pittsburgh-Paris
•	Atlanta-Johannesburg

By leveraging the unique strengths of our network, hub structure and alliances, we continue to provide the most travel options for our customers.  Additional details of network changes are available on DeltaNet.

The additional capacity reductions mean we again must reassess staffing needs.  While the challenges of the current environment preclude us from making guarantees, our goal remains to avoid any involuntary furloughs of frontline employees.

We will not allow the economy to negatively affect our merger integration – in fact, the current environment gives additional urgency to accelerate our efforts.  You will see us move more quickly to rebrand and consolidate facilities, repaint aircraft and ramp up our frontline training activities.

These are tough times and people often ask what they can do to contribute.  Your most important contribution is to stay focused on doing your job well.  We must all continue to deliver excellent customer service, run a strong operation and execute our Flight Plan.  The entire industry is dealing with a difficult economy and rising fuel prices, but no one else has the opportunities and the people to match Delta in successfully navigating this crisis.  Do what you do well, and we have no doubt that we will win.

Thank you for the incredible work you do for our customers every day.  Together, we are building a stronger Delta.